Pursuant to Rule 424(b)(3)
                                        File No. 33-53519

 PROSPECTUS SUPPLEMENT NO. 4 TO PROSPECTUS DATED JULY 13, 1995

                          $65,000,000

                        3,772,317 Shares


                      AUDIOVOX CORPORATION


      6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001

          (Interest payable March 15 and September 15)


         Class A Common Stock, par value $.01 per share


         ----------------------------------------------


       The Prospectus dated July 13, 1995, as amended, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on page
22 of the Prospectus:


                    SELLING SECURITYHOLDERS

       The Debentures were issued by the Company to the Initial Purchasers on March 15, 1994 pursuant to a private placement, and, except as set forth below, were acquired by the Selling Securityholders offering
Debentures hereby in connection with resale transactions with the Initial Purchasers pursuant to Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof. In the case of Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market. The following table sets forth














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information concerning the principal amount of
Debentures beneficially owned by each Selling
Securityholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Class A Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by The Depository Trust Company and by or on behalf of the Selling Securityholders.













































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
                             Principal      Principal
                             Amount of      Amount of
                             Debentures     Debentures     Percent of
                             Beneficially   that May be    Outstanding
Name                         Owned ($)      Sold ($)       Debentures

SC Fundamental Value Fund,    12,067,000       12,067,000     18.6
L.P.

SC Fundamental Value BVI,      7,458,000        7,458,000     11.5
Ltd.

Oppenheimer & Co., Inc.        6,265,000        6,265,000     9.6

Donaldson, Lufkin &            3,590,000        3,590,000     5.5
Jenrette

Commonwealth Life Ins. Co.     3,200,000        3,200,000     4.9
- Stocktrac (Teamsters I)

Drouot Securite                3,000,000        3,000,000     4.6

Nap & Co.                      2,625,000        2,625,000     4.0

Rochester Fund Series - The    2,500,000        2,500,000     3.8
Bond Fund for Growth

Dean Witter Convertible        2,500,000        2,500,000     3.8
Securities Trust

Offshore Strategies            1,750,000        1,750,000     2.7

TCW Convertible Securities     1,455,000        1,455,000     2.2
Fund

JMG Capital Partners, L.P.     1,400,000        1,400,000     2.2

State of Michigan Employees    1,010,000        1,010,000     1.6
Retirement Fund

Paresco, Inc.                  1,000,000        1,000,000     1.5

Kellner, DiLeo & Co.           1,000,000        1,000,000     1.5
Zazove Convertible Fund,
L.P.                             980,000          980,000     1.5

Northman & Co.                   765,000          765,000     1.2

BKP Convertible Trading,         750,000          750,000     1.2
L.P.







Sage Capital                     700,000          700,000     1.1

TCW Convertible Strategy         660,000          660,000     1.0
Fund

Connecticut Mutual Life          645,000          645,000     1.0
Insurance Company

North Dakota State Workers       555,000          555,000     0.9

Fuelship & Co.                   510,000          510,000     0.8

Blazemaster & Co.                500,000          500,000     0.8

Angelo, Gordon & Co., L.P.       500,000          500,000     0.8

Raymond James & Associates       500,000          500,000     0.8

Winchester Convertible           450,000          450,000     0.7
Plus, Ltd.

Owk & Co.                        425,000          425,000     0.7

Quasar International             420,000          420,000     0.6
Partners, C.V.

Davos Partners, L.P.             420,000          420,000     0.6

TCW/DW Income and Growth         405,000          405,000     0.6
Fund

North Dakota State               330,000          330,000     0.5
Employees

Octant & Co.                     300,000          300,000     0.5

Hare & Co. FBO Christian         300,000          300,000     0.5
Science Trustees for Gifts
and Endowments
Catholic Mutual Relief
Society Retirement Income        290,000          290,000     0.4
Trust (Plan)

Catholic Mutual Relief           260,000          260,000     0.4
Society of America

Libertyview Plus Fund            250,000          250,000     0.4

Verdant Investors Group          250,000          250,000     0.4

St. Claire, L.P.                 250,000          250,000     0.4

Palladin Partners                250,000          250,000     0.4




Colonial Penn Life Ins. Co.      250,000          250,000     0.4

Colonial Penn Insurance Co.      250,000          250,000     0.4

Voleon Shipping Corporation      200,000          200,000     0.3

Venture Income Plus              200,000          200,000     0.3

Community National               150,000          150,000     0.2
Assurance Company

Parsenn Partners Limited          80,000           80,000     0.1

SC Fundamental Inc.               75,000           75,000     0.1
Employee Profit Sharing

Adrienne Partners, L.P.           60,000           60,000     0.1

Nikolas Pappis                    50,000           50,000     0.1

Khurshid Khan                     50,000           50,000     0.1

Georgios Petrou                   50,000           50,000     0.1

Erinyes & Co.                     50,000           50,000     0.1

Bost & Co.                        50,000           50,000     0.1

Vasilios Leonardos                25,000           25,000     0.1

Vasilios Kalantzis                25,000           25,000     -

Georgios Nikolopoulos             25,000           25,000     -

Georgios Arsenis                  25,000           25,000     -
Anastasios Pantos
                                  25,000           25,000     -

Richcourt & Strategies,           20,000           20,000     -
Inc.

Potoula Kosteas                   20,000           20,000     -

Zazove Aggressive Growth          20,000           20,000     -
Fund, L.P.

Emanouil Papadogiannakis          15,000           15,000     -

Kathryn Scherz Trust              10,000           10,000     -


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

Ioannis Rozakos                   10,000           10,000     -

Georgios Papagounos               10,000           10,000     -

Other Selling                    770,000          770,000     1.3
Securityholders

                                 -------          -------    -----

Total                         65,000,000       65,000,000   100.0




       Information concerning the Selling
Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000 which may be converted into 3,672,317 shares of Class A
Common Stock.

       Because the Selling Securityholders may offer all or some of the Debentures and shares of Class A
Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after of this offering, no estimate can be given as to the principal amount of Debentures or shares of Class A
Common Stock that will be held by the Selling
Securityholders after completion of this offering.  See
"Plan of Distribution."

                      --------------------

     The date of this Prospectus Supplement No. 4 is March 12, 1996.

















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